Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 13, 2025 relating to the financial statements of KLX Energy Services Holdings, Inc. and the effectiveness of KLX Energy Services Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of KLX Energy Services Holdings, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

June 4, 2025